Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT, dated March 26, 2010 (the “Agreement”), by and between ADC Telecommunications, Inc., a Minnesota corporation (“ADC”), and Tyco Electronics Ltd., a corporation organized under the laws of Switzerland (“Tyco Electronics”). ADC and Tyco Electronics are sometimes referred to herein individually, as a “Party,” and, collectively, as the “Parties.”

WHEREAS, the Parties have expressed a desire to engage in exploratory discussions with respect to a possible transaction or business relationship involving some or all of their respective telecommunications businesses, including the possibility of a business combination (the “Possible Transaction”);

WHEREAS, the Parties may exchange certain information that would help each of them evaluate the Possible Transaction, and such information may include disclosure of certain sensitive nonpublic information of each Party; and

WHEREAS, the Parties desire that the exchange of such information be subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.             Certain Definitions

(a)          “Confidential Information” means confidential, proprietary, non-public or otherwise sensitive information of a Party and its affiliates including, without limitation, strategic plans, business plans and opportunities, trade secrets, pricing, supplier and customer information and other technical information furnished in written, oral or electronic form. “Confidential Information” will not, however, include any information that: (i) is, at the time it is provided by the Disclosing Party, a part of the public domain, (ii) thereafter becomes a part of the public domain, other than through the act or omission of the Receiving Party in breach of the Agreement; (iii) is lawfully in the possession of the Receiving Party prior to its being provided by the Disclosing Party; (iv) is lawfully disclosed to the Receiving Party by a third Party that to the knowledge of the Receiving Party after reasonable inquiry does not have an obligation of confidentiality to the Disclosing Party; or (v) is independently developed by the Receiving Party.

(b)         “Disclosing Party” means the Party providing its Confidential Information (whether directly, or through its Representatives) to the other Party or its Representatives.

(c)          “Receiving Party” means the Party and its affiliates (and their respective Representatives) receiving the Disclosing Party’s Confidential Information.

(d)         “Representatives” means a Party’s, and its affiliates’, directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

2.             Use, Disclosure and Ownership of Confidential Information

(a)          The Receiving Party and its Representatives will use the Disclosing Party’s Confidential Information solely for the purpose of evaluating, negotiating and advising with respect to the Possible Transaction. The Disclosing Party’s Confidential Information shall not be used by the Receiving Party for any other purpose. All such Confidential Information will be kept confidential by the Receiving Party and its Representatives and shall not be disclosed to any third Party (i.e., a person or entity that is not a Party or a Representative of a Party) without the Receiving Party’s prior written consent (which may be given or withheld in the discretion of the Disclosing Party) or as required by law or regulatory authority after compliance with Section 5.

(b)         Each Party understands and agrees that it shall be responsible to the Disclosing Party for any breach of this Agreement, including any unauthorized disclosure of the Receiving Party’s Confidential Information, by any of Disclosing Party’s Representatives.

(c)          Each Party understands and agrees that the Disclosing Party is and shall remain the exclusive owner of all of its Confidential Information and all patent, patent application, trademark, copyright, trade secret and other intellectual property rights therein. The Receiving Party understands and agrees that the Disclosing Party is not granting, either explicitly or by implication, any license to, or other conveyance of, any such rights to the Receiving Party under this Agreement.

3.             Confidentiality of Information and Discussions

(a)          Each Party, as a Receiving Party, will undertake the necessary and appropriate steps to ensure that the confidentiality and secrecy of the Confidential Information supplied by the Disclosing Party hereunder is maintained to the same extent as it would maintain its own confidential information of the same type. Each Party will designate an appropriate contact for the discussions contemplated by this agreement. All communications regarding the Possible Transaction and requests for additional information, requests for management meetings and discussions or questions regarding procedures will be submitted to the respective persons so designated in writing (including e-mail) by each Party.

(b)         The fact that the Parties may exchange Confidential Information and engage in discussions with respect to the Possible Transaction shall also be kept confidential. Each Party also agrees that, without the prior written consent of the other Party, such Party will not disclose to any person other than its Representatives that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions, status or other facts with respect thereto. Notwithstanding the foregoing, a Party may make such disclosure if, in the opinion of such Party’s legal counsel, such disclosure is necessary to avoid committing a violation of any law or applicable regulatory or stock exchange requirement. In such event, the Party proposing to make such disclosure shall to the extent legally permitted give advance notice to the other Party as far in advance as is reasonably practicable, and will, in good faith, consult with the other Party and consider the other Party’s suggestions concerning the nature, scope and manner of such required disclosure.

4.             Return of Confidential Information  Either Party may decide at any time to terminate further discussions with respect to the Possible Transaction. Confidential Information of the Disclosing Party disclosed in writing, and all copies thereof, except (i) one copy which may be retained by counsel for the Receiving Party for record purposes only and (ii) electronic copies retained as part of ordinary course computer system back-up processes, will be returned or destroyed by the Receiving Party, as soon as practicable after either Party’s communication in writing of its decision not to proceed with discussions concerning the Possible Transaction and in any event upon written notice by the Disclosing Party. Any analyses, compilations, studies or other documents prepared by the Receiving Party in whole or in part on the basis of the Disclosing Party’s Confidential Information will be destroyed by the Receiving Party upon return or destruction of the Disclosing Party’s Confidential Information. Any destruction pursuant to this Section 4 will be certified by the Receiving Party to the Disclosing Party in writing at the Disclosing Party’s request.

5.             Legal Process  In the event that the Receiving Party or any of its Representatives becomes legally compelled to disclose all or any portion of the Disclosing Party’s Confidential Information, the Receiving Party will to the extent legally permitted provide the disclosing Party with prompt notice thereof, so that the Disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Receiving Party (or its Representatives) will furnish only that portion of the Disclosing Party’s Confidential Information that is legally required, and the Receiving Party will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such portion of the Disclosing Party’s Confidential Information.

6.             Standstill  Tyco Electronics and ADC agree, that until the expiration of twelve months from the date of this Agreement (the “Standstill Period”), neither Tyco Electronics nor ADC shall: (a) acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property (beneficial ownership thereof or any voting rights related thereto) of the other Party or any of its subsidiaries, (b) except at the specific written request of the other Party, propose to enter into, directly or indirectly, any merger or business combination involving the other Party or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the other Party or any of its subsidiaries (which, for the avoidance of doubt, will not include ordinary course commercial transactions unrelated to a Possible Transaction), (c) make, or participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) to vote, or seek to advise or knowingly influence any person with respect to the voting of, any voting securities of the other Party or any of its subsidiaries, (d) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) with respect to any voting securities of the other Party or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or knowingly influence the management or Board of Directors of the other Party, (f) disclose any intention, plan or arrangement inconsistent  with the foregoing or (g) advise, assist or knowingly encourage any other persons in connection with any of the foregoing. Tyco Electronics and ADC also agree, during the Standstill Period, not to (i) request the other Party (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 6 (including this sentence), (ii) request the other Party (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of the other Party’s shareholder rights plan, or (iii) knowingly take any action which might require the other Party to make a public announcement regarding the possibility of a business combination or merger or other event involving a change in control of the other Party. The provisions of this Section 6 shall terminate with respect to a Party upon the earliest to occur of (1) public announcement of the other Party’s entry into a definitive agreement with respect to a merger or business combination with a third party or other event involving a change in control of the other Party, (2) public announcement of the other Party’s entry into a definitive agreement with respect to a sale of all or substantially all of the other Party’s assets to a third party, (3) the other Party recommending a merger or business combination, change in control transaction or sale of all of substantially all assets to the other Party’s shareholders, (4) the other Party recommending that the other Party’s shareholders accept a tender offer made by a third party for any of its outstanding equity securities, and (5) the other Party amending or waiving any provision of the other Party’s shareholder rights plan in response to or in furtherance of any transaction proposed by a third party. During the Standstill Period, if a Party enters into discussions relating to a Potential Transaction with a third party involving a merger or business combination or other event involving a change of control or all or substantially all of the assets or securities of such Party: (i) such Party shall use commercially reasonable efforts to enter into an agreement with any such third party containing standstill provisions that, in the aggregate, are not materially less favorable to such Party than those set forth in this Section 6; and (ii) if such Party enters into or modifies the standstill provisions of an agreement with any such third party and such standstill provisions, in the aggregate, are materially less favorable to such Party than those set forth in this Section 6, including if such Party does not enter into any such standstill provisions, then, such Party shall promptly execute and deliver to the other Party an amendment to this Agreement which, if duly executed and delivered by the other Party, would provide the other Party with standstill provisions that are materially comparable to those provided to the third party in the standstill provisions of the agreement or amendment executed with such third party.

7.             Employee Non-Solicitation  Each Party agrees that, except as provided in a definitive agreement relating to a Possible Transaction, from the date hereof and for a period of six (6) months after the date of this Agreement, it will not hire or solicit for hire any Covered Employee of the other Party (other than persons who are no longer employees of the other Party at the time discussions with such employee are initiated); provided, however, that the foregoing restrictions on solicitation and employment shall not be deemed to prohibit general advertisements or other similar general solicitations and resulting employment not targeted at any such employees. For purposes of this Agreement, the term “Covered Employee” shall mean any employee of the other Party (i) with whom it or its Representatives came into contact in connection with the investigation, evaluation or negotiation of the Possible Transaction contemplated herein; (ii) who, on the date of this Agreement, is a direct report to the Chief Executive Officer of the other Party; or (iii) who, on the date of this Agreement, is a direct report to a direct report to the Chief Executive Officer of the other Party. For purposes of determining compliance with this Section 7, at the written request by one Party, the other Party shall confirm whether an individual specifically identified by the requesting Party is one of the Covered Employees of such other Party.

8.             Remedies  The Parties acknowledge and agree that, because of the unique nature of the Confidential Information, the Disclosing Party could suffer irreparable harm in the event of a breach by the Receiving Party of any of its obligations under this Agreement, such that monetary damages may be inadequate to compensate the Disclosing Party for such a breach. The Receiving Party agrees that, under such circumstances, the Disclosing Party may be entitled to injunctive relief, in addition to any other appropriate relief at law or in equity to which the Disclosing Party may be entitled. In addition, because of the unique benefits resulting from the covenants contained therein, each of the Parties agrees that, in the event of a breach of any of Sections 6 or 7 hereof, the aggrieved Party shall be entitled to injunctive relief, in addition to any other appropriate relief at law or in equity to which such aggrieved Party may be entitled, and with respect to any such breach of Section 7 hereof, the other Party hereto waives any requirement for the securing or posting of any bond in connection with such remedy. In addition, the prevailing party in any action to enforce this Agreement shall be entitled to reimbursement of all costs and attorneys’ fees incurred in connection with such enforcement. Notwithstanding anything to the contrary contained herein, except in the case of intentional bad faith or willful misconduct, neither Party shall be liable to the other Party for incidental, consequential or punitive damages, losses or expenses arising hereunder.

9.             No Representation or Warranty Regarding Confidential Information  Neither Party hereto, nor any of its Representatives, makes any representation or warranty as to the accuracy or completeness of its Confidential Information; such representation or warranty shall only be made in a definitive transaction agreement entered into by the Parties. Neither Party hereto nor any of its Representatives shall have any liability resulting from the use of or reliance upon its Confidential Information by the other Party hereto, except as may be provided for in a definitive transaction agreement. The delivery of the Confidential Information shall not constitute an offer or result in any obligations or liabilities or behalf of either Party hereto with respect to any transaction involving the Possible Transaction except as otherwise provided herein.

10.          No Other Obligation  The exploratory discussions with respect to the Possible Transaction as contemplated by this Agreement are non-binding. Except for or with respect to the matters specifically agreed to in this Agreement which are expressly stated to be binding on the parties, neither Party to this Agreement shall be under any legal obligation of any kind whatsoever with respect to the Possible Transaction unless and until a definitive transaction agreement has been executed and delivered by all Parties thereto. Each Party hereby waives any and all claims (including, without limitation, claims for breach of contract) relating to the Possible Transaction as a result of entering into this Agreement.

11.          Term  The obligations set forth in this agreement shall be binding on each of the Parties and their respective Representatives for a period of two years from the date hereof, notwithstanding the return or destruction of either Party’s Confidential Information or the termination of discussions regarding the Possible Transaction.

12.          Notice  Either Party hereto may, by a signed writing, give any consent or waive any compliance by the other Party with any of the provisions of this Agreement. All notices and other communications hereunder shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the other Party at its address set forth below:

if to ADC:

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344
Attn: General Counsel
Facsimile: 952-917-0893

if to Tyco Electronics:

Tyco Electronics Ltd.
c/o Tyco Electronics Corporation
1050 Westlakes Drive
Berwyn, PA 19312
Attn: General Counsel
Facsimile: 610-893-9602

13.          Governing Law  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

14.          Acknowledgement of Securities Laws  Each Party hereto acknowledges that the U.S. securities laws prohibit any person who has material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of a company that may be a party to a transaction of a type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

IN WITNESS WHEREOF, ADC and Tyco Electronics have caused this Agreement to be executed on the date first above written.

ADC Telecommunications, Inc.

By:
/s/ James G. Mathews
Name:
James G. Mathews
Title:
Vice President, Chief Financial Officer

Tyco Electronics Ltd.

By:
/s/ Terrence R. Curtin
Name:
EVP, CFO
Title:
Terrence R. Curtin